Exhibit 4.7

OMNIBUS AMENDMENT AGREEMENT

This OMNIBUS AMENDMENT AGREEMENT, dated as of April 28, 2006, by and among AGA MEDICAL HOLDINGS, INC., a Delaware corporation (the “Company”), AGA MEDICAL CORPORATION, a Minnesota corporation (“AGA”), WELSH, CARSON, ANDERSON & STOWE IX, L.P., a Delaware limited partnership (“WCAS”), and FRANCK L. GOUGEON (“Gougeon”), constitutes Amendment No. 1 to that certain Amended and Restated Stock Purchase Agreement, dated as of July 28, 2005 (the “Purchase Agreement”), by and among AGA, WCAS, Gougeon and the other parties thereto, and Amendment No. 1 to that certain Stockholders Agreement, dated as of July 28, 2005 (the “Stockholders Agreement”), by and among the Company, WCAS, Gougeon and the other stockholders referred to therein.

RECITALS:

WHEREAS, on July 28, 2005, the Company, AGA, WCAS, Gougeon and the other respective parties to such agreements consummated the transactions contemplated by the Purchase Agreement, including execution and delivery of the Stockholders Agreement; and

WHEREAS, the Company, AGA, WCAS and Gougeon now desire to amend certain provisions of the Purchase Agreement and the Stockholders Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

AMENDMENTS TO PURCHASE AGREEMENT

SECTION 1.01.  Amendments.  In accordance with Section 11.4 of the Purchase Agreement, the Purchase Agreement is hereby amended as follows:

(a)                                  Section 1.1 of the Purchase Agreement is hereby amended such that the definition of “Expiration Date” set forth in such section is hereby deleted and replaced in its entirety with the following:

“ ‘Expiration Date’ means April 28, 2006.”

(b)                                 Section 1.1 of the Purchase Agreement is hereby amended to add the following definitions immediately following the definition of “Facilities” in such section:

“ ‘FCPA Contribution’ means any cash investment made by any Investor Indemnified Person in the Company or any subsidiary or parent thereof, which investment is, in any way related to, in connection with or arising out of the payment by the Company or any subsidiary or parent thereof of any fine, penalty or other cash payment required to be paid by such person pursuant to an FCPA Settlement or Order.

‘FCPA Settlement or Order’ means (a) a definitive written agreement with the U.S. Department of Justice, the U.S. Department of Labor and any other relevant domestic or foreign governmental authority with respect to non-compliance with Foreign Corrupt Practices Act and the regulations promulgated thereunder, as amended from time to time, and any other related and applicable statute, including without limitation, the matters set forth in the F&B Report or (b) an order of the U.S. Department of Justice, the U.S. Department of Labor and/or any other relevant domestic or foreign governmental authority that the Company or any subsidiary thereof pay a fine, penalty or other cash payment as a result of such non-compliance.

‘F&B Report’ means the Frederickson & Byron P.A. Report of Investigation for AGA Medical Corporation, dated July 13, 2005.”

(c)                                  Section 10.1 of the Purchase Agreement is hereby amended such that the proviso in such section (including clauses (a) and (b) thereof) is hereby deleted and replaced in its entirety with:

“ provided, that the representations and warranties set forth in Sections 3.15 (Tax Matters) and 3.17 (Environmental Regulation) shall survive until the thirtieth day after the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions).”

(d)                                 Section 10.2.2(a) of the Purchase Agreement is hereby amended such that the following sentence is added as the last sentence of such section:

“The Company and Gougeon will have no obligation to indemnify the Investor Indemnified Persons pursuant to Section 10.2.1(a) solely in respect of Losses arising out of or relating to any FCPA Settlement or Order (including, but not limited to, the proceeds of any FCPA Contribution) unless the aggregate amount of all such Losses incurred or suffered by the Investor Indemnified Persons exceeds $10,000,000 (at which point the Investor Indemnified Persons will be indemnified for all such Losses in excess of $10,000,000) and the Company’s and Gougeon’s aggregate liability for such Losses shall not exceed $20,000,000.”

(e)                                  Section 10.2.2(b) of the Purchase Agreement is hereby amended such that the following words and characters are added at the very beginning of such section: “In addition to the limitations set forth in the last sentence of Section 10.2.2(a),”.

SECTION 1.02.  Continuing Effect of the Purchase Agreement.  This Agreement shall not constitute an amendment or waiver of any other provision of the Purchase Agreement not expressly referred to herein.  Except as expressly amended hereby, the provisions of the Purchase Agreement shall remain in full force and effect.

ARTICLE II

AMENDMENTS TO STOCKHOLDERS AGREEMENT

SECTION 2.01.  Amendments.  In accordance with Section 11.05 of the Stockholders Agreement, the Stockholders Agreement is hereby amended as follows:

(a)                                  Section 1.01 of the Stockholders Agreement is hereby amended such that the definitions of “FCPA”, “FCPA Claim” and “FCPA Settlement or Order” are hereby deleted in their entirety from such section.

(b)                                 Section 2.02 of the Stockholders Agreement is hereby amended such that the following words and characters are hereby deleted from the first sentence of such section: “; provided, further, that Gougeon shall not make any Transfer of shares of Company Capital Stock which are held in escrow by the Company pursuant to Section 7.03”.

(c)                                  Article VII of the Stockholders Agreement is hereby deleted and replaced in its entirety with the following:

“ARTICLE VII.

[Intentionally Omitted].”

(d)                                 Section 8.01(a) of the Stockholders Agreement is hereby amended such that the following words and characters are hereby deleted from the penultimate sentence of such section: “(including, without limitation, any such shares Transferred in accordance with Section 7.03 of this Agreement)”.

SECTION 2.02.  Return of Escrowed Shares.  Upon execution and delivery of this Agreement, the Company shall return to Gougeon the certificates representing Class A Common Stock, par value $0.01 per share, of the Company currently held in escrow by the Company pursuant to the custody agreement set forth in Section 7.03 of the Stockholders Agreement.

SECTION 2.03.  Continuing Effect of the Stockholders Agreement.  This Agreement shall not constitute an amendment or waiver of any other provision of the Stockholders Agreement not expressly referred to herein.  Except as expressly amended hereby, the provisions of the Stockholders Agreement shall remain in full force and effect.

ARTICLE III

MISCELLANEOUS

SECTION 3.01.  Severability.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable, such illegality, invalidity or unenforceability shall not affect any other provisions of this Agreement.

SECTION 3.02.  Counterparts.  This Agreement maybe executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

SECTION 3.03.  Governing Law.  This Agreement, the rights of the parties and all actions, claims or suits arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

SECTION 3.04.  Jurisdiction.  Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court located in New York County in the State of New York for the purpose of any action, claims or suit between the parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, claim or suit, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action, claim or suit brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such action, claim or suit other than before one of the above-named courts.  Notwithstanding the previous sentence a party may commence any action, claim or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

SECTION 3.05.  Venue.  Each party agrees that for any action, claim or suit between the parties arising in whole or in part under or in connection with this Agreement, such party bring actions, claims and suits only in courts located in New York County in the State of New York.  Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

SECTION 3.06.  Service of Process.  Each party hereby (a) consents to service of process in any action, claim or suit between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to the Stockholders Agreement, will constitute good and valid service of process in any such action, claim or suit and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action, claim or suit any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

SECTION 3.07.  Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

IN WITNESS WHEREOF, each of the undersigned has executed this Omnibus Amendment Agreement as an agreement as of the date first above written.

AGA MEDICAL HOLDINGS, INC>

By:	/s/ Franck Gougeon
Name: Franck Gougeon
Title: President & CEO

AGA MEDICAL CORPORATION

By:	/s/ Franck Gougeon
Name: Franck Gougeon
Title: President & CEO

WELSH, CARSON, ANDERSON
& STOWE IX, L.P.

By:	WCAS IX Associates, L.L.C., its general partner

By:	/s/ Paul Queally
Name: Paul Queally
Title: General Partner

/s/ Franck Gougeon
Franck Gougeon